Exhibit 99

For Immediate Release Thursday, December 09, 2003	Contact Information Investors: Roberto R. Thomae (210) 496-5300 ext. 214, bthomae@txco.com Media: Paul Hart (210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Latest Drilling Results; Jurassic Well Reaches Total Depth

     SAN ANTONIO - Dec. 09, 2003 - The Exploration Company (Nasdaq:TXCO) today announced the Taylor 132-1 well, a Jurassic exploratory drilling prospect on its Paloma lease in the Maverick Basin, has reached total depth of 22,400 feet with testing and completion to follow immediately.

     Logging was completed over the weekend and a 5 1/2-inch liner will be set at total depth. Testing of multiple, potentially productive intervals will utilize the drilling rig currently on location. Originally permitted to 18,500 feet when spudded in March 2003, the well was cased and re-permitted to a lower depth to better delineate the untested Jurassic-age beds encountered. TXCO's partner, Blue Star Oil & Gas Ltd., Dallas, is operator. The Company holds rights to the Jurassic on approximately 300,000 acres of its 480,000-acre Maverick Basin lease block.

     Separately, testing has been completed on the Kothman 1-673 (50% WI), the second horizontal well drilled to the Georgetown formation on TXCO's Pena Creek lease. The well tested at the rate of 3.3 million cubic feet of gas and 100 barrels of oil per day (BOPD) through a 20/64-inch choke with a flowing tubing pressure of 2,200 pounds per square inch. TXCO expects to place the well on production by late December following completion of a pipeline connection. The Company employed the same advanced seismic technique used in the successful, Vivian 1-687 Georgetown well (50% WI), placed on production in October. Two additional Georgetown wells are now drilling or in completion, utilizing the same seismic technique.

     In TXCO's Glen Rose porosity play, the Comanche 2-2 sidetrack horizontal well (50% WI) began producing water at the end of November after flowing water-free oil since going on production in early October. Current production is approximately 200 BOPD and 300 barrels of water per day, down from initial levels of approximately 750 BOPD and no water. Cumulative oil production by early December had surpassed 42,000 barrels of oil, quickly recouping the well's recompletion cost.

- More -

     TXCO's technical staff is studying the well to refine the technique used to drill it. The Comanche 2-2 was the first Glen Rose porosity well drilled in which the horizontal lateral was drilled within the producing interval but parallel to potentially water-productive faults instead of intersecting the faults. Unfortunately, the operator was able to drill less than 100 feet of horizontal lateral in the porosity zone due to drilling problems, limiting potential oil production. TXCO believes the technique may allow a higher recovery of oil in place within the challenging, yet lucrative, formation, ultimately leading to significant reserve additions. Additional Glen Rose porosity drilling will start when a hunting moratorium on TXCO's Comanche lease expires in mid January 2004.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected production levels, establishment of reserves, drilling plans and techniques, including the timing, category, number, depth, and cost of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2003. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.

- 30 -